UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 23, 2024

FIRST AMERICAN FINANCIAL CORPORATION

(Exact Name of the Registrant as Specified in Charter)

Delaware	001-34580	26-1911571
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 First American Way, Santa Ana, California	92707-5913
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (714) 250-3000

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value	FAF	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On September 23, 2024, First American Financial Corporation, a Delaware corporation (the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC and PNC Capital Markets LLC, as representatives of the several underwriters named therein, relating to the offering and sale of $450 million aggregate principal amount of the Company’s 5.450% Senior Notes due 2034 (the “Notes”).

The terms of the Notes will be governed by the Indenture, dated as of January 24, 2013, between the Company and U.S. Bank Trust Company, National Association (as successor-in-interest to U.S. Bank National Association), as trustee, and a related supplemental indenture, to be dated as of the closing date, setting forth the specific terms applicable to the Notes.

The offering of the Notes is expected to close on September 30, 2024, subject to the satisfaction of customary closing conditions contained in the Underwriting Agreement. The Company intends to use the net proceeds from the offering of the Notes for repayment at maturity of the Company’s 4.60% Senior Notes due 2024 and for general corporate purposes, which may include, among other possible uses, acquisitions, funding for working capital, repurchase of the Company’s capital stock and other capital expenditures. The Company may also use the net proceeds for temporary investments until it needs them for general corporate purposes.

The Notes are being offered and sold under a Registration Statement on Form S-3 (Registration No. 333-282208) and are described in a Prospectus Supplement dated September 23, 2024.

The Underwriting Agreement contains customary representations, warranties and agreements of the Company, and customary conditions to closing, indemnification rights and termination provisions. The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 hereto and incorporated herein by reference.

The underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings with the Company or its affiliates. They have received, and may in the future receive, customary fees and commissions for these transactions. In particular, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, is the administrative agent under the Company’s revolving credit facility, and JPMorgan Chase Bank, N.A., PNC Capital Markets LLC, Wells Fargo Securities, LLC and U.S. Bank National Association, an affiliate of U.S. Bancorp Investments, Inc., are joint lead arrangers and joint bookrunners under the Company’s revolving credit facility. In addition, U.S. Bancorp Investments, Inc. is an affiliate of the trustee.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated September 23, 2024, among First American Financial Corporation and J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC and PNC Capital Markets LLC, as representatives of the several underwriters named therein.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST AMERICAN FINANCIAL CORPORATION

Date: September 24, 2024	By:	/s/ Mark E. Seaton
Name: Mark E. Seaton
Title: Executive Vice President, Chief Financial Officer